Exhibit 10.1

Execution Copy

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and Gary Klein (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of June 3, 2014 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement in certain respects.

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows.

1.             The reference to “Chief Executive Officer” in the first sentence of Section 1 is amended to read “President”.

2.             The first sentence of Section 3 is amended to read as follows:

The Executive’s engagement commenced on January 1, 2014 (the “Effective Date”) and shall continue through December 31, 2018 (the “Term”) unless otherwise terminated as provided herein.

3.             Section 4(a) is amended to read as follows:

Base Salary. During the Term, Executive’s base salary will be at a rate of not less than $325,000 for the 2016 calendar year, $375,000 for the 2017 calendar year and $400,000 for the 2018 calendar year (the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect.

4.             Section 4(b) is amended to read as follows, effective beginning with the bonus for calendar year 2016:

Bonus. During the Term, the Executive shall be entitled to receive an annual bonus for each fiscal year (the “Annual Bonus”) based upon the adjusted EBITDA target set forth in the Board-approved budget for the applicable year (which target shall be adjusted for the effect of the disposition of any assets prior to the end of the applicable year). The target Annual Bonus amount shall be seventy-five percent (75%) of the Base Salary and shall be paid if the adjusted EBITDA target for the year is attained. If performance for any year is 80% or more but less than 90% of the adjusted EBITDA target for that year, 50% on the target Annual Bonus will be paid and if performance for any year is 90% or more but less than 100% of the adjusted EBITDA target for that year, 75% of the target Annual Bonus will be paid. In the event of a sale or other disposition of assets, the adjusted EBITDA target for the year in which such sale or other disposition occurs shall be reduced by the amount of EBITDA included in the budget for that year that was attributable to those assets. Annual Bonuses, if applicable, shall be due and payable by the Company to the Executive annually, commencing with the fiscal year ended December 31, 2016, payable in the year following the year for which such Annual Bonus was earned on the earlier of the date the Company files its 10-K or April 1st of such year. The EBITDA targets and bonus amounts will be subject to (x) approval by the Compensation Committee in accordance with Section 162(m) of the Code and (y) any other requirements for performance-based compensation under Section 162(m) of the Code.

Execution Copy

5.             The references to “Restricted Stock” and “Restricted Stock Award” in Section 4(c) and elsewhere in the Employment Agreement are clarified to include any restricted stock units granted to the Executive (including performance-based awards). In addition, the following new language is added to the end of Section 4(c):

In addition, the Executive shall be granted 60,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock pursuant to the Company’s 2013 Stock Incentive Compensation Plan and an award agreement between the Executive and the Company. Except as otherwise provided therein, 30,000 of the RSUs shall vest on December 31, 2017 and 30,000 of the RSUs shall vest on December 31, 2018.

6.             Section 5(j)(i) is amended to read as follows:

Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the Restricted Stock Award or any other outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

Execution Copy

7.             The reference to “Section 5(j)(ii) (other than the Amounts and Benefits)” in Section 5(j)(vi) is modified to read “Section 5(j)(ii) or Section 5(j)(viii) (in each case other than the Amounts and Benefits)”.

8.             A new Section 5(j)(viii) is added to read as follows:

Expiration of the Term. If the Executive’s employment terminates upon the end of the Term and the Company has not offered to extend this Agreement or offered the Executive a substantially-similar employment agreement, then, in addition to the Amounts and Benefits, the Company shall pay the Executive an amount equal to six (6) months of his Base Salary, which shall be payable in full in a lump sum cash payment to be made to the Executive on the date that is thirty (30) days following the Date of Termination, subject to Section 5(j)(vi). The Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of January 3, 2017.

SEQUENTIAL BRANDS GROUP, INC.		EXECUTIVE

By:	/s/ Yehuda Shmidman	By:	/s/ Gary Klein
	Name: Yehuda Shmidman		Gary Klein
Title: Chief Executive Officer